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                                    DLZ CORP.
                                 P.O. BOX 620154
                         WOODSIDE, CALIFORNIA 94062-0154



                              Depositary Agreement

                                                               September 9, 1999


Harris Trust Company of New York
430 Park Avenue - 14th Floor
New York, NY  10022

Attention:        Mark B. Zimkind
                  Vice President

                  RE:  OFFER TO PURCHASE

Ladies and Gentlemen:

DLZ Corp., a California corporation (the "Purchaser"), is offering to purchase all shares of Digital Link Corporation Common Stock, no par value (the "Shares"), at $10.30 per Share net to the seller in cash, upon the terms and conditions set forth in its Offer to Purchase dated September 10, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which shall include the Internal Revenue Service Form W-9), copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be amended from time to time, constitute the "Offer." The "Expiration Date" for the Offer shall be 12:00 midnight, New York City Time, on October 15, 1999, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time shall expire. All terms not defined herein shall have the same meaning as in the Offer.

The Purchaser hereby agrees with you as follows:

     1) Subject to the terms and conditions of this Agreement and the Offer to Purchase, you will act as Depositary in connection with the Offer and in such capacity are authorized and directed to accept tenders of Shares.

     2) (a)Tenders of Shares may be made only as set forth under the heading "The Tender Offer - Section 3. Procedure for Tendering Shares" of the Offer to Purchase, and Shares shall be considered validly tendered to you only if:

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         (i) you receive prior to the Expiration Date (X) certificates for such
Shares (or a Confirmation (as defined in paragraph (b) below) relating to such Shares) and (Y) a properly completed and duly executed letter of Transmittal (or facsimile thereof) or an Agent's Message (as defined in paragraph (b) below) relating thereto, or

         (ii) you receive (X) a Notice of Guaranteed Delivery (as defined in paragraph (b) below) relating to such Shares prior to the Expiration Date and
(Y) certificates for such Shares (or a Confirmation relating to such Shares) and either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message relating thereto within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The New York Stock Exchange is open for business; and

         (iii) in the case of either clause (i) or (ii) above, a final determination of the adequacy of the items received, as provided in Section 4 hereof, has been made by the Purchaser.

     (b) For the purpose of this Agreement: (i) a "Confirmation" shall be a confirmation of book-entry transfer of Shares into your account at The Depository Trust Company (the "Book-Entry Transfer Facility") to be established and maintained by you in accordance with Section 3 hereof; (ii) a "Notice of Guaranteed Delivery" shall be a notice of guaranteed delivery substantially in the form attached as Exhibit C hereto or a telegram, facsimile transmission or letter substantially in such form, or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and the Depositary, substantially in such form; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice; (iii) an "Eligible Institution" is a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and which is a member in good standing in the Security Transfer Agent Medallion Signature Program; and (iv) an "Agent's Message" shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

     (c) We acknowledge that in connection with the Offer you may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the delivery of a Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser by such Book-Entry Transfer Facility or participants therein and (iii) you, as Depositary, are authorized to enter into such agreements or arrangements on behalf of the Purchaser. Without limiting any other provision of this Agreement, you are expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any


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necessary representations or warranties in connection therewith, and any such agreements or arrangements shall be enforceable against the Purchaser.

     3) You shall take steps to establish and, subject to such establishing, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal and the Offer to Purchase, and you shall comply with the provisions of Rule 17Ad-14 under the Exchange Act.

     4) (a) You are authorized and directed to examine any certificate representing Shares, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or Agent's Message and any other document required by the Letter of Transmittal received by you to determine whether you believe any tender may be defective. In the event you conclude that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent's Message or other document has been improperly completed, executed or transmitted, any of the certificates for Shares is not in proper form for transfer (as required by the aforesaid instructions) or if some other irregularity in connection with the tender of Shares exists, you are authorized subject to Section 4(b) hereof to advise the tendering stockholder, or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity, but you are not authorized to accept any tender of fractional Shares, any tender not in accordance with the terms and subject to the conditions set forth in the Offer, or any other tender which you deem to be defective, unless you shall have received from the Purchaser the Letter of Transmittal which was surrendered (or if the tender was made by means of a Confirmation containing an Agent's Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Purchaser.

     (b) Promptly upon your concluding that any tender is defective, you shall, after consultation with and on the written instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the certificates involved to such person in the manner described in Section 11 hereof. The Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any particular Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that you shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

     (c) All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, shall be


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resolved by the Purchaser, whose determination shall be final and binding.
The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser's interpretation of the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

     (d) You agree to maintain accurate records as to all Shares tendered prior to or on the Expiration Date.

     5) You are authorized and directed to return to any person tendering Shares, in the manner described in Section 11 hereof, any certificates representing Shares tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be received by you within the time period specified for withdrawal in the Offer to Purchase at your address set forth on the back-page of the offer to Purchase. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and, if the certificates representing such Shares have been delivered or otherwise identified to you, the name of the registered holder(s) of such Shares as set forth in such certificates. If the certificates have been delivered to you, then prior to the release of such certificates the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. You are authorized and directed to examine any notice of withdrawal to determine whether you believe any such notice is defective. In the event you conclude that any such notice may be defective you shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares so withdrawn shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date pursuant to the Offer to Purchase.

     6) Subject to Sections 17 and 26 hereof, any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective when made, provided that Purchaser will give you oral notice prior to the time the Offer would otherwise have expired, which notice shall be promptly confirmed by the Purchaser in writing; provided that you may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify you of such termination. If such termination shall occur, all Shares tendered to you prior to the time of such termination (except such of the Shares as shall have been paid for by the Purchaser prior to the effectiveness of such termination) and all items then or thereafter in your possession which relate to such Shares shall be returned promptly to, or upon the order of, the respective holders of such Shares.


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     7) At 11:00 a.m., New York City time, or as promptly as practicable thereafter, on each business day or more frequently if reasonably requested as to major tally figures, you shall advise each of the parties named below by telephone as to, based upon your preliminary review (and at all times subject to final determination by Purchaser), as of the close of business on the preceding day or the most recent practicable time prior to such request, as the case may be: (i) the number of Shares duly tendered on such day; (ii) the number of Shares duly tendered represented by certificates physically held by you on such day; (iii) the number of Shares represented by Notices of Guaranteed Delivery on such day; (iv) the number of Shares withdrawn on such day; and (v) the cumulative totals of Shares in categories (i) through (iv) above through 12:00 noon, New York City time, on such day:

         (a)      to the Purchaser:

                  DLZ Corp.
                  P.O. Box 620154
                  Woodside, California  94062-0154
                  Tel No. (408) 745-4550





         (b)      to the Purchaser's counsel:

                  Latham & Watkins
                  135 Commonwealth Drive
                  Menlo Park, California  94025
                  Attention: Christopher Kaufman, Esq.
                  Tel. No. (650) 328-4600



         (c) to such other person(s), by such means, as any of the foregoing may designate.

         You shall also furnish to each of the above named persons a written report confirming the above information which has been communicated orally on the day following such oral communication. You shall furnish to the Information Agent (as defined in the Offer to Purchase) and the Purchaser, such reasonable information, to the extent such information has been furnished to you, relating to the tendering stockholders as may be requested from time to time.

         You shall furnish to the Purchaser, upon request, master lists of Shares tendered for purchase, including an A-to-Z list of the tendering stockholders.

         You are also authorized and directed to provide the persons listed above or any other persons approved by the Purchaser with such other information relating to the Shares, Offer to Purchase, Letters of Transmittal, Agent's Messages or Notices of Guaranteed Delivery as the Purchaser may reasonably request from time to time.

         You shall not provide persons other than those mentioned in (or designated in accordance with the provisions of) paragraphs (a), (b) and (c) above with any information not contained in the Offer to Purchase and the Letter of Transmittal. IN NO EVENT SHALL YOU MAKE ANY RECOMMENDATION, EITHER DIRECTLY OR INDIRECTLY REGARDING THE ADVISABILITY OF TENDERING SHARES PURSUANT TO THE OFFER. If you receive requests for copies of the Offer to Purchase, Letter of Transmittal, or other tender offer materials, you shall advise persons making such requests that copies of such documents can be obtained from the Information Agent at the address set forth on the back cover of the Offer to Purchase.

         You shall provide to the Purchaser, and such other persons as any of them may designate, with access to your offices and to those persons on your staff who are responsible for receiving tenders in order to ensure that, immediately prior to any Expiration Date, the Purchaser shall receive sufficient information to enable it to decide whether to extend the Offer.

     8) Letters of Transmittal, Notices of Guaranteed Delivery, Agent's Messages, telegrams, telexes, facsimile transmissions, notices and letters submitted to you pursuant to the Offer shall be stamped by you to indicate the date and time of the receipt thereof and these documents, or copies thereof, shall be preserved by you for a reasonable time not to exceed one year or the term of this Agreement, whichever is longer, and thereafter shall be delivered by you to the Purchaser. Thereafter, any inquiries relating to or requests for any of the foregoing shall be directed solely to the Purchaser and not the Depositary.

     9) (a) If under the terms and conditions set forth in the Offer to Purchase the Purchaser becomes obligated to accept and pay for Shares tendered, upon instruction by the Purchaser and as promptly as practicable but no later than three business days after the latest of: (i) the Expiration of the period for the delivery of Notices of Guaranteed Delivery pursuant to the Offer to Purchase; and (ii) the physical receipt by you of a certificate or certificates representing tendered Shares (in proper form for transfer by delivery), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a Confirmation including an Agent's Message and any other documents required by the Letter of Transmittal; and (iii) the deposit by the Purchaser with you of sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all stockholders for whom checks representing payment for Shares are to be drawn, less any adjustments required by the terms of the Offer, and all applicable tax withholdings, you shall, subject to Section 15 hereof, deliver or cause to be delivered to the tendering stockholders and designated payees, consistent with this Agreement and the Letter of Transmittal, official bank checks of the Depositary, in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholdings) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer. The Purchaser will also deposit with you on your request federal or other immediately available


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funds in an amount equal to the total stock transfer taxes or other governmental charges, if any, payable in respect of the transfer or issuance to the Purchaser or its nominee or nominees of all Shares so purchased. Upon request by the Purchaser you will apply to the proper authorities for the refund of money paid on account of such transfer taxes or other governmental charges. On receipt of such refund, you will promptly pay over to the Purchaser all money refunded and no such funds shall be used to set off any other amounts which may be due to you or your affiliates.

     10) (a) On or prior to the Expiration Date, the Purchaser shall instruct you in writing whether payments for tendered shares should be reported on Forms 1099-B.

     (b) On or before January 31st of the year following the year in which the Purchaser accepts Shares for payment, you will prepare and mail to each tendering stockholder whose Shares were accepted, other than Foreign Stockholders, a Substitute Form 1099-B, as instructed in writing by the Purchaser, in accordance with Treasury Regulations. If the Purchaser provides you with a letter to be sent to tendering stockholders explaining the possible tax consequences of the tender of Shares, you shall include a copy of such letter with the Substitute Forms 1099-B sent to each stockholder. You will also prepare and file copies of such Substitute Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations on or before February 28th of the year following the year in which Shares are accepted for payment.

     (c) You will deduct and withhold 31% backup withholding tax from the purchase price payable with respect to Shares tendered by any stockholder, other than a Foreign Stockholder, who has not properly provided you with his taxpayer identification number, in accordance with Treasury Regulations.

     (d) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Purchaser instructs you in writing.

     11) If, pursuant to the terms and conditions of the Offer, the Purchaser has notified you that it does not accept certain of the Shares tendered or purported to be tendered or a stockholder withdraws any tendered Shares, you shall promptly return the deposited certificates for such Shares, together with any other documents received, to the persons who deposited the same, without expense to such person. Certificates for such unpurchased Shares shall be forwarded by you at your option by: (i) first class mail under a blanket surety bond protecting you and the Purchaser from loss or liabilities arising out of the non-receipt or non-delivery of such Shares; or (ii) registered mail insured separately for the value of such Shares. If any such shares were tendered or purported to be tendered by means of a Confirmation containing an Agent's Message, you shall notify the Book-Entry Transfer Facility that transmitted said Confirmation of the Purchaser's decision not to accept the Shares.

     12) At such time as you shall be notified by the Purchaser, you shall request the transfer agent for the Shares to effect the transfer of all Shares purchased pursuant to the Offer and to issue certificates for such Shares so transferred, in accordance with written instructions from the Purchaser, and upon your receipt thereof notify the Purchaser. The Purchaser shall be responsible to arrange for delivery of the certificates.


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     13) You shall take all reasonable action with respect to the Offer as may from time to time be requested by the Purchaser, or the Information Agent. You are authorized to cooperate with and furnish information to the Information Agent, any of its representatives or any other organization (or its representatives) designated, in writing, from time to time by the Purchaser, in any manner reasonably requested by any of them in connection with the Offer and tenders thereunder.

     14) Whether or not any Shares are tendered or the Offer is consummated, for your services as Depositary hereunder, we shall pay to you compensation of $12,500.00, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of your counsel. Fees shall be payable on the day the Shares are purchased by the Purchaser.

     15) As Depositary hereunder you:

     (a) shall have no duties or obligations other than those specifically set forth herein or in Exhibits A, B, and C hereto, or as may subsequently be agreed to in writing by you and the Purchaser and no implied duties or obligations shall be read into this agreement against you;

     (b) shall have no obligation to make any payment for any tendered Shares unless the Purchaser shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

     (c) shall be regarded as making no representations and having no responsibilities as to the legality, validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby deposited with you or tendered through an Agent's Message hereunder and will not be required to and will make no representations as to or be responsible for the legality, validity, sufficiency, value or genuineness of the Offer;

     (d) shall not take any legal action hereunder, without the prior written approval of Purchaser, and where the taking of such action might be in your sole judgment subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity reasonably satisfactory to you;

     (e) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, Agent's Message or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

     (f) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to your actions as Depositary covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Purchaser;


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     (g)  may consult counsel satisfactory to you and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with such advice of such counsel;

     (h) shall not at any time advise any person tendering or considering tendering pursuant to the Offer as to the wisdom of making such tender or as to the market value of any security tendered thereunder;

     (i) may perform any of your duties hereunder either directly or through agents or attorneys and you shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder;

     (j) shall not be liable or responsible for any recital or statement contained in the Offer or any other documents relating thereto;

     (k) shall not be liable or responsible for any failure of the Purchaser to comply with any of its obligations relating to the Offer, including without limitation obligations under applicable securities laws;

     (l) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person, including without limitation the Information Agent, and

     (m) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from a Book-Entry Facility, or for the actions of any other person in connection with any such message or communication.

     16) The Purchaser covenants to indemnify and hold you and your officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against any loss, liability, damage or expense (including without limitation any loss, liability, damage or expense incurred for submitting for transfer Shares tendered without a signature guarantee pursuant to the Letter of Transmittal, or in connection with any communication or message transmitted through electronic means to or from a Book-Entry Transfer Facility, and the fees and expenses of counsel) incurred (a) without negligence or willful misconduct or (b) as a result of your acting or failing to act in accordance with the terms of this Agreement or upon the instructions of the Purchaser, or the Information Agent arising out of or in connection with the Offer, this Agreement or the administration of your duties hereunder, including without limitation the costs and expenses of defending and appealing against any action, proceeding, suit or claim in the premises. In the event of the assertion against any indemnified party of any such claim or the commencement of any such action or proceeding you shall promptly after receiving notice of any assertion or the commencement of any such action or proceeding, notify the Purchaser by letter (or facsimile confirmed by letter) of the fact of such assertion and/or commencement and failure to so notify shall not relieve the Purchaser of any liability for indemnification with respect to such assertion or claim except to the extent the


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Purchaser is prejudiced by such failure. The Purchaser shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim and if the Purchaser so elects, assume the defense of such claim. Notwithstanding the Purchaser's election to assume the defense or investigation of such claim, action or proceeding, you shall have the right to employ separate counsel at the Purchaser's expense, if in the opinion of counsel to you, use of counsel of the Purchaser's choice could reasonably be expected to give rise to a conflict of interest. You agree not to settle any claim or litigation in connection with any claim or liability with respect to which you may seek indemnification from the Purchaser without the prior consent of the Purchaser.

     17) Unless terminated earlier by the parties hereto, this Agreement shall terminate upon (a) Purchaser's termination or withdrawal of the Offer, or (b) if Purchaser does not terminate or withdraw the Offer, the date which is six months after the later of (i) your sending of checks to tendering stockholders in accordance with Section 9 (a) hereof and (ii) your delivery of Certificates to the Purchaser in accordance with Section 12 hereof. Upon any termination of this Agreement, you shall promptly deliver to the Purchaser any certificates, funds or other property then held by you as Depositary under this Agreement, and after such time any party entitled to such certificates, funds or property shall look solely to the Purchaser and not the Depositary therefor, and all liability of the Depositary with respect thereto other than liabilities relating to periods prior to such termination shall cease, provided, however, that the Depositary, before being required to make such delivery to the Purchaser, may at the expense of the Purchaser cause to be published in a newspaper of general circulation in the City of New York, or mail to each person who has tendered Shares but not received payment, or both, notice that such certificates, funds or property remain unclaimed and that after a date specified therein, which shall not be less than 30 days from the date of publication or mailing, any unclaimed balance of such certificates, funds or property will be repaid to the Purchaser. Sections 10(b), 14, 15 and 16 shall survive any termination of this Agreement.

     18) In the event that any claim of inconsistency between this Agreement and the terms of the Offer arise, as they may from time to time be amended, the terms of the Offer shall control, except with respect to the duties, liabilities and rights, including without limitation compensation and indemnification, of you as Depositary, which shall be controlled by the terms of this Agreement.

     19) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

     20) Purchaser represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or by-laws of the Purchaser or any indenture, agreement, or instrument to which it is a party or by which it is bound, and (c) this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser.

     21) Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communication under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Purchaser, to its address set forth beneath its signature on this Agreement, or, if to the Depositary, to Harris Trust Company of New York, Wall Street Plaza, 88 Pine Street-19th Floor, New York, New York 10005, Attention: Vice President, or to such other address as a party hereto shall notify the other parties.

     22) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws, rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of the other party and any purported assignment without such consent shall be null and void.

     23) It is understood and agreed that the securities, money or property to be deposited with or received by you as Depositary (the "Property") constitute a special, segregated account, held solely for the benefit of the Purchaser and stockholders tendering Shares, as their interests may appear, and the Property shall not be commingled with the money, assets or properties of you or any other person, firm or corporation. You hereby waive any and all rights of lien, attachment or set-off whatsoever, if any, against the Property so to be deposited, whether such rights arise by reason of the statutory common law of New York, contract or otherwise.

     24) Set forth in Exhibit D hereto is a list of the names and specimen signature of the persons authorized to act for the Purchaser under this Agreement. The Secretary of the Purchaser shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Purchaser under this Agreement.

     25) No provision of this Agreement may be amended, modified and waived, except in writing signed by all of the parties hereto.

     26) Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Purchaser, or the Information Agent, as the case may be, as soon as practicable. You shall not be liable or responsible and shall be fully protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

Please acknowledge receipt of this Letter, the Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery, and confirm the arrangements herein provided by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.


                                            Very truly yours,

                                            DLZ CORP.


                                            By: /s/ Vinita Gupta
                                               ---------------------------------

                                            Its: President


Accepted as of the date first above written:

HARRIS TRUST COMPANY OF NEW YORK,


By: /s/ Richard Campbell
   ---------------------------------
Its: Vice President

                        Harris Trust Company of New York



                      Exhibit A             Offer to Purchase
                      Exhibit B             Letter of Transmittal
                      Exhibit C             Notice of Guaranteed Delivery

                                    EXHIBIT D


                             (Company's Letterhead)

Name                         Specimen Signatures                 Position
---------------------- -------------------------------- -------------------------
Vinita Gupta                 /s/ Vinita Gupta            Chief Executive Officer,
                                                         President, Secretary and
                                                         Treasurer
